                                                                      Exhibit 11


11. Statement re computation of per share earnings

                                                Third Quarter Ended          Nine Months Ended
                                                      June 30,                      June 30,
                                                  1999         1998          1999          1998
                                                  ----         ----          ----          ----

Net income in thousands                       $    4,612    $      667    $   10,379    $    2,542

Weighted average shares outstanding            7,314,087     7,856,302     7,543,887     7,776,752

Assumed exercise of stock options,
weighted average of incremental shares           186,224       152,335       165,312       202,592

Assumed purchase of stock under stock
purchase plan, weighted average                    2,282        33,282            --        49,166
                                              ----------    ----------    ----------    ----------

Diluted shares - adjusted weighted-average
shares and assumed conversions                 7,502,593     8,041,919     7,709,199     8,028,510
                                              ==========    ==========    ==========    ==========

Basic earning per share                       $     0.63    $     0.08    $     1.38    $     0.33
                                              ==========    ==========    ==========    ==========

Diluted earnings per share                    $     0.61    $     0.08    $     1.35    $     0.32
                                              ==========    ==========    ==========    ==========
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